Exhibit 99.6

Trinity Industries, Inc
Quarterly Conference Call
May 6, 2004

Comments of Jim S. Ivy, Senior Vice President and Chief Financial Officer

I will make a few comments regarding the comparison of our first quarter results to the first quarter of last year. We have filed our Form 10-Q for the quarter this morning and you will find more details there.

Our results for the 1st quarter of 2004 improved 7 cents per share over results for the 1st quarter of 2003 to a loss per share of 25 cents. This improvement is in spite of recording an after-tax loss provision in the 1st quarter of 2004 of $4.8 million, or 10 cents per share, related to the steel price increases Tim discussed. I will provide more information on this issue in a moment. Other expense increased $1.2 million over the prior year in connection with the early retirement of our term debt during the 1st quarter of 2004 which John mentioned. The $1.2 million amounts to $769 thousand after-tax, or 2 cents per share.

As Tim mentioned earlier, steel cost increases have impacted several of our businesses. Steel and steel related cost increases from the December 31, 2003 price levels impacted first quarter profits in our railcar group by $3.8 million. Of this amount, $2.7 million is related to estimated losses on sales contracts that will be delivered in future periods and is based on prices currently in effect. Of the railcars in our North American backlog approximately 35%, or 6,100 units have escalation clauses. At the beginning of the first quarter, there were no contracts in the backlog with escalation clauses. Each quarter, as we deliver railcars on older orders and add new orders with escalation clauses, our exposure to fixed sales price contracts diminishes. A similar situation exists in our barge group where contract losses of $4.6 million based on current pricing were recorded in the 1st quarter. This loss provision includes about $3 million of costs that are yet to be incurred. Steel cost increases impacted the Construction Products Group by approximately $700 thousand in the bridge unit. While steel related pricing has had an impact on other groups, these groups are generally able to pass through cost increases.

Revenues in the Rail Group grew $111.8 million from $149 million in the 1st quarter of 2003 to $261 million in 1st quarter of 2004. Year-over-year, North American railcar sales increased approximately $75 million, European sales grew $26 million, and components sales in North America grew $11 million. The Rail Group results were affected in North America by an unfavorable mix of cars in the 1st quarter of 2004, steel cost increases, steel and component availability, and start-up costs associated with reopening plants. Sales to the Leasing & Management Services Group were $34.2 million in the 1st quarter of 2004 with profits of $3.3 million compared to sales to the leasing group in the 1st quarter of 2003 of $64.3 million with profits of $3.9 million. These intercompany sales and profits are eliminated in consolidation.

In addition to the contract losses related to steel pricing already mentioned, barge corrosion litigation expenses in the 1st quarter of 2004 were $1 million, an increase of $400 thousand over the same period in 2003.

In our Construction Products Group, revenues were up year-over-year due to favorable weather conditions in our highway safety business and a small acquisition in the concrete business. Operating profits were down primarily due to the steel cost increases I mentioned and some pricing pressure in certain concrete markets.

In the Industrial Products Group, profitability improved year-over-year due to increased sales volume of LPG tanks in the U.S. and heads for tank cars.

The revenues in the Leasing & Management Services Group in the 1st quarter of 2004 were up due to growth in the size of the lease fleet and improved utilization of the fleet as Steve mentioned. Sales from the lease fleet were only $500 thousand in the 1st quarter of 2004 compared to $800 thousand in the 1st quarter of 2003. Profits on those sales were $200 thousand each year. Operating margins in the 1st quarter of 2004 were impacted by the sale-leaseback that was completed in the December 2003 quarter. Adjusting to put all costs of ownership (such as, interest, lease expense and depreciation) on the same basis, profit margins are slightly improved year-over-year.

In the All Other Group, the cost of maintaining idle or non-operating facilities included in this group declined about $700 thousand year-over-year.

On a consolidated basis, investment in working capital grew primarily due to increasing sales and production volumes in the Rail Group and, to a lesser extent, due to seasonal buildup in the Construction Products businesses.